UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

February 14, 2007

ALCiS HEALTH, INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other Jurisdiction of Incorporation or Organization)

000-51925	72-1235451
(Commission File Number)	(IRS Employer Identification No.)

2001 Gateway Place, Suite 520W

San Jose, CA 95110

(Address of Principal Executive Offices and zip code)

408-437-1060

(Registrant’s telephone number, including area code)

560 South Winchester Blvd., 5th Floor

San Jose, CA 95128

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issue Financial Statements or a Related Audit Report or Completed Interim Review.

On February 14, 2007, ALCiS Health, Inc. (the “Company”) decided to change the method by which it accounts for prepaid royalties relating to its technology license retroactive to its first prepaid royalty payment during fiscal 2005. This change is reflected in the financial statements in the Company’s fiscal 2007 third quarter Form 10-QSB being concurrently filed. This change has no impact on the Company’s cash position or its future obligations under its technology license.

During fiscal 2005, the Company entered into a technology licensing agreement requiring certain scheduled payments, referred to as minimum royalties, in order for the Company to maintain the exclusivity of its license. Under this agreement, these minimum royalties are treated as prepaid royalties that are available to offset future royalty obligations, but only when actual royalties then owed exceed the minimum royalty payment then due. Under such circumstances, the Company may apply any previously unapplied minimum royalties to reduce its royalty obligation (and royalty payment) to the minimum royalty payment then due. The Company’s ability to treat the minimum royalties as prepaid royalties expires upon the termination of the license and manufacturing agreement. In general, the agreement terminates upon the expiration of the licensor’s patents used in the Company’s ALCiS Daily Relief product, which is approximately 15 years.

Throughout the time period since the first payment was made, the Company has recorded these prepaid royalties as an asset on the balance sheet and the Company thereafter has expensed these prepaid royalties, and correspondingly has decreased its prepaid royalty asset, by any royalties that would otherwise be due as a result of current sales but for the availability of these prepaid royalties. Initially, the Company estimated that these prepaid amounts would be applied to sales at a rate faster than has actually occurred. As a result, and because of its limited sales history, the Company has decided to take what it considers to be a more conservative approach and charge to expense the prepaid royalties, that is the excess of the amounts paid over the royalties due on the current period sales. The Company has also elected to adjust its previously reported financial statements to effect this change as if the Company had applied this new policy when the first prepayment was made in fiscal 2005. As a result, prepaid royalties on the Company’s balance sheet will be eliminated and the Company will have larger historic losses.

The Company continues to believe that ultimately all the prepaid royalties will be applied to future sales as the royalty applies to the majority of the Company’s current sales and anticipated future sales. Although this change is being made in the Company’s financial statements, the amounts are still available to offset future royalties due under the Company’s license agreement. As a result, the Company’s future profit in any period will be higher than the profit would have been under the Company’s prior method of accounting to the extent that these prepaid royalties are applied to reduce royalties that would otherwise have been due during that period.

The Company, acting through its CFO and the Audit Committee, has discussed the above matter with its current independent registered accountants.

The Company will be restating its financial statements for the relevant periods during fiscal year 2005, 2006, and fiscal 2007 and will in the near-term be amending its Form 10-KSB for fiscal 2006, its Forms 10-QSB for the first two quarters of fiscal 2007, and its Form 8-K dated March 31, 2006, filed with the SEC on April 6, 2006, which contains the Company’s financial statements for the fiscal year ended March 31, 2005.

The effect of this change in the method by which the Company accounts for prepaid royalties relating to its technology license on previously reported periods is described in more detail below:

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ALCiS Health, Inc.

Condensed Balance Sheet

Prior Period Effect of Prepaid Royalties

	March 31, 2005	March 31 2006	June 30, 2006	September 30, 2006
As Previously Reported
Prepaid royalties, current portion	$83,333	$350,396	$435,559	$510,874

Prepaid royalties, net of current portion	$—	$140,000	$140,000	$140,000

Accumulated deficit	$(1,308,584)	$(4,219,312)	$(6,390,459)	$(7,478,411)
As Adjusted
Prepaid royalties, current portion	$—	$—	$—	$—

Prepaid royalties, net of current portion	$—	$—	$—	$—

Accumulated deficit	$(1,391,917)	$(4,709,708)	$(6,966,018)	$(8,129,285)

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ALCiS Health, Inc.

Condensed Statement of Operations

Prior Period Effect of Prepaid Royalties

	Year Ended March 31, 2005	Year Ended March 31, 2006	Three months Ended June 30, 2006	Three months Ended September 30, 2006	Six months Ended September 30, 2006
As Previously Reported
Product development	$116,667	$58,556	$942,713	$—	$942,713

Net loss available to common shareholders	$(1,308,584)	$(2,910,728)	$(2,171,147)	$(1,087,951)	$(3,259,099)

Net loss per common share:

Basic and fully diluted	$(0.35)	$(0.79)	$(0.30)	$(0.15)	$(0.45)

As Adjusted
Product development	$200,000	$465,619	$1,027,876	$75,315	$1,103,191

Net loss available to common shareholders	$(1,391,917)	$(3,317,791)	$(2,256,310)	$(1,163,267)	$(3,419,577)

Net loss per common share:

Basic and fully diluted	$(0.38)	$(0.90)	$(0.31)	$(0.16)	$(0.47)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, ALCiS Health, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCiS Health, Inc.

Date: February 14, 2007	By:	/s/ Brian Berchtold
W. Brian Berchtold, CEO

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